Exhibit 10.18.2


                        AMENDMENT TO THE
                    EQUALIZATION BENEFIT PLAN
                     FOR PARTICIPANTS OF THE
                    RETIREMENT PROGRAM PLAN FOR
                EMPLOYEES OF UNION CARBIDE CORPORATION
                            AND ITS
                  PARTICIPATING SUBSIDIARY COMPANIES




     The Equalization Benefit Plan for Participants of the Retirement Program Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (the "Plan") is hereby amended as follows:
     1. The following is added after the first sentence in the first paragraph of Article II of the Plan:
                    "Notwithstanding the preceding sentence, for employees retiring after January 1, 1994, such employees may elect, in the calendar year in which the last amounts included in average monthly compensation are determined, that their payments under the Plan shall be made either (i) in a lump sum as of January 1 of the calendar year following such election, or (ii) in substantially equal installments over a period of at least 2 but not more than 5 years commencing as of that date. The lump sum payment or installment payments described in the preceding sentence shall be calculated using (A) a discount rate equal to the average of 10 and 20 year Aaa municipal bonds as published by Moody's or a similar rating service for the third month prior to the month payments commence, and (B) a mortality table determined by the administrative committee for the Plan. The administrative committee shall determine the procedures for such elections and the time and method of payment for payments in accordance with the preceding two sentences."

     2. The amendment set forth herein shall be effective as of January 1, 1994.

                             UNION CARBIDE CORPORATION

                             By: M.A. Kessinger